Pricing Supplement No. 9,348 Registration Statement Nos. 333-275587; 333-275587-01 Dated July 24, 2025 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $3,100,000 Trigger GEARS

Linked to the Tokyo Stock Price Index, with Adjustment Based on the Performance of the Brazilian Real Relative to the U.S. Dollar, due July 29, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger GEARS (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and fully and unconditionally guaranteed by Morgan Stanley with returns linked to the performance of the Tokyo Stock Price Index (the “Underlying”), as adjusted by the performance of the Brazilian real (“BRL”) relative to the U.S. dollar (“USD”), each as measured from the Trade Date to the Final Valuation Date. The Principal Amount of each Security is $10, and the Adjusted Principal Amount, which will be used to calculate the payment at maturity, will reflect the performance of the Brazilian real relative to the U.S. dollar from the Trade Date to the Final Valuation Date. The Underlying Return will reflect the performance of the Tokyo Stock Price Index from the Trade Date to the Final Valuation Date. At maturity, if the Underlying Return is greater than zero, MSFL will pay the Adjusted Principal Amount plus a return equal to the product of (i) the Adjusted Principal Amount multiplied by (ii) the Underlying Return multiplied by (iii) the Upside Gearing of 4.40. If the Underlying Return is less than or equal to zero, but the Final Level is greater than or equal to the Downside Threshold, MSFL will pay the Adjusted Principal Amount at maturity, and your return will reflect only the performance of the Exchange Rate over the term of the Securities, whether positive or negative. If the Final Level is less than the Downside Threshold, MSFL will pay at maturity an amount equal to the product of (i) the Adjusted Principal Amount multiplied by (ii) the Underlying Performance Factor, which will equal the Final Level divided by the Initial Level. Therefore, the return at maturity will be affected by both the change in the level of the Underlying, as well as the performance of the Brazilian real relative to the U.S. dollar, each over the term of the Securities. Even if the Underlying appreciates over the term of the Securities, any negative performance by the Exchange Rate will offset, in part or in whole, the effect of the appreciation of the Underlying, potentially resulting in a loss of some or all of your investment. Similarly, if the Underlying depreciates over the term of the Securities, even if the Final Level is greater than or equal to the Downside Threshold, any negative performance by the Exchange Rate will result in a loss of some or all of your investment. And if the Final Level is less than the Downside Threshold, negative performance by the Exchange Rate will result in compounded losses, and you will lose a significant portion or all of your investment. If the Brazilian real has weakened relative to the U.S. dollar from the Trade Date to the Final Valuation Date, this will reduce the return on the Securities in all cases, whether the Underlying has appreciated or depreciated. You may lose some or all of your Principal Amount. These long-dated Securities are for investors who seek a return based on the performance of the Underlying, as adjusted by the performance of the Brazilian real relative to the U.S. dollar, and who are willing to risk a loss on their principal and forgo current income in exchange for the Upside Gearing feature, which applies at maturity.  Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose some or all of your Principal Amount.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates

❑Enhanced Growth Potential: If the Underlying Return is greater than zero, the Upside Gearing feature will provide leveraged exposure to the positive performance of the Underlying, as adjusted by the performance of the Exchange Rate, and MSFL will pay the Adjusted Principal Amount at maturity plus pay a return equal to the (i) the Adjusted Principal Amount multiplied by (ii) the Underlying Return multiplied by (iii) the Upside Gearing.  Regardless of whether the Underlying Return is positive or negative, investors may receive a positive or negative return on the Securities due to the effect of the Exchange Rate performance.

❑Exposure to Both the Underlying and the Exchange Rate at Maturity:  If the Underlying Return is equal to or less than zero and the Final Level is not less than the Downside Threshold, MSFL will pay the Adjusted Principal Amount at maturity, and investors’ return will reflect only the performance of the Exchange Rate over the term of the Securities, whether positive or negative. However, if the Final Level is less than the Downside Threshold, MSFL will pay the product of (i) the Adjusted Principal Amount multiplied by (ii) the Underlying Performance Factor at maturity.  In all cases, investors may lose some or all of their investment in the Securities. Any payment on the Securities is subject to our creditworthiness.

Trade Date

July 24, 2025

Settlement Date

July 29, 2025

Final Valuation Date*

July 24, 2030

Maturity Date*

July 29, 2030

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate us TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk, WHICH CAN RESULT IN A LOSS OF Some OR ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING our DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

We are offering Trigger GEARS Linked to the Tokyo Stock Price Index, with Adjustment Based on the Performance of the Brazilian Real Relative to the U.S. Dollar. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying and the BRL/USD Exchange Rate. The Securities are offered at a minimum investment of 100 Securities at the Price to Public listed below.

Underlying

Initial Level

Initial Exchange Rate

Upside Gearing

Downside Threshold

CUSIP

ISIN

Tokyo Stock Price Index

2,977.55

5.5239

4.40

2,233.16, which is approximately 75% of the Initial Level

61778V145

US61778V1456

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.121 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.35	$9.65
Total	$3,100,000	$108,500	$2,991,500

(1)UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.35 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this pricing supplement.

(2)See “Use of Proceeds and Hedging” on page 26.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 26 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016325/dp202714_4242-seriesa.htm

♦Index supplement dated November 16, 2023:
https://www.sec.gov/Archives/edgar/data/895421/000095010323016332/dp202718_424b2-isn2023.htm

♦Prospectus dated April 12, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324005205/dp209505_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger GEARS that are offered hereby. Also, references to the accompanying “prospectus,”, “prospectus supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 12, 2024 and, the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2023, and the index supplement filed by MSFL and Morgan Stanley dated November 16, 2023, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.121.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying and the Exchange Rate. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying and the Exchange Rate, instruments based on the Underlying and the Exchange Rate, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Upside Gearing and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying and the Exchange Rate, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying and the Exchange Rate, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You seek an investment with a return that based on both the performance of the Underlying and the performance of the Brazilian real relative to the U.S. dollar.

♦You can tolerate a loss of all or a substantial portion of your Principal Amount.

♦You understand and accept the risks associated with the Underlying and the Exchange Rate.

♦You believe the Underlying will appreciate over the term of the Securities, and you believe that the Brazilian real will appreciate relative to the U.S. dollar over the term of the Securities.

♦You are willing to invest in securities with exposure to emerging market risks and understand the risks associated with exposure to currency exchange rates.

♦You are willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement, and accept that there may be little or no secondary market for the Securities.

♦You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying and fluctuations in the Exchange Rate.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You do not seek an investment with a return that is based on both the performance of the Underlying and the performance of the Brazilian real relative to the U.S. dollar.

♦You cannot tolerate a loss of all or a substantial portion of your Principal Amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying or the Exchange Rate.

♦You believe that the level of the Underlying will decline during the term of the Securities, or you believe that the Brazilian real will depreciate relative to the U.S. dollar.

♦You are unwilling to invest in securities with exposure to emerging market risks and do not understand the risks associated with exposure to currency exchange rates.

♦You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are unable or unwilling to invest in the Securities based on the Upside Gearing of 4.40.

♦You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying.

♦You are not willing or are unable to assume the credit risk associated with us for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlying, see the information set forth under “Tokyo Stock Price Index” on page 18. For historical information about the Exchange Rate, see the information set forth under “Exchange Rate Historical Information” on page 20.

Final Terms		Investment Timeline
Issuer	Morgan Stanley Finance LLC

The Closing Level of the Underlying (Initial Level) and the Initial Exchange Rate were observed, the Downside Threshold was determined and the Upside Gearing was set.

The Final Level, Underlying Return and Final Exchange Rate are determined on the Final Valuation Date.

If the Underlying Return is greater than zero, MSFL will pay you a cash payment per Security equal to:

Adjusted Principal Amount + Leveraged Upside Payment

If the Underlying Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold, MSFL will pay you a cash payment equal to the Adjusted Principal Amount per Security.

If the Final Level is less than the Downside Threshold, MSFL will pay you a cash payment at maturity per Security equal to:

Adjusted Principal Amount × Underlying Performance Factor

You may lose some or all of your Principal Amount based on either the performance of the Underlying or the performance the Exchange Rate.

In no case will the Payment at Maturity be less than zero.

Guarantor	Morgan Stanley
Issue Price (per Security)	$10.00 per Security
Principal Amount	$10.00 per Security
Adjusted Principal Amount	The Adjusted Principal Amount will be determined on the Final Valuation Date and will be equal to: Principal Amount × Initial Exchange Rate Final Exchange Rate
Term	5 years
Underlying	Tokyo Stock Price Index
Exchange Rate

On any Currency Business Day, the rate for conversion of the Brazilian real to U.S. dollars (expressed as the number of units of Brazilian reais per one U.S. dollar), for settlement in two Currency Business Days, as determined by reference to the rate displayed on the Reference Source on such Currency Business Day, as determined by the Calculation Agent. See “Additional Terms of the Securities—Exchange Rate.” A higher Exchange Rate reflects a depreciation of the Brazilian real relative to the U.S. dollar, and a lower Exchange Rate reflects an appreciation of the Brazilian real relative to the U.S. dollar.

Reference Source	PTAX fixing published by Banco Central do Brasil, BBG symbol BZLABZLA Index, by approximately 1:15 p.m., Sao Paulo time.
Downside Threshold	2,233.16, which is approximately 75% of the Initial Level, applicable only to the Underlying
Leveraged Upside Payment	Adjusted Principal Amount × Upside Gearing × Underlying Return
Upside Gearing	4.40, applicable only to the Underlying.
Payment at Maturity (per Security)

If the Underlying Return is greater than zero, MSFL will pay you an amount calculated as follows:

Adjusted Principal Amount + Leveraged Upside Payment

If the Underlying Return is less than or equal to zero and the Final Level is greater than or equal to the Downside Threshold, MSFL will pay you a cash payment of:

Adjusted Principal Amount

If the Final Level is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

Adjusted Principal Amount × Underlying Performance Factor

You may lose some or all of your Principal Amount based on either the performance of the Underlying or the performance the Exchange Rate. In no case will the Payment at Maturity be less than zero.

Underlying Return	Final Level – Initial Level Initial Level
Underlying Performance Factor	Final Level Initial Level
Initial Level	2,977.55, which is the Closing Level of the Underlying on the Trade Date.
Final Level	The Closing Level of the Underlying on the Final Valuation Date.
Initial Exchange Rate	5.5239, which is the Exchange Rate on the Trade Date.
Final Exchange Rate	The Exchange Rate on the Final Valuation Date.
Trade Date	July 24, 2025
Settlement Date	July 29, 2025
Final Valuation Date	July 24, 2030*
Maturity Date	July 29, 2030*
CUSIP / ISIN	61778V145 / US61778V1456
Calculation Agent	Morgan Stanley & Co. LLC

*Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that MSFL is not necessarily obligated to repay any of the Principal Amount at maturity. The return on the Securities will be based on both the performance of the Underlying and the performance of the Exchange Rate, each as measured from the Trade Date to the Final Valuation Date. Negative performance by either the Underlying or the Exchange Rate will adversely affect your return on the Securities. You may lose some or all of your Principal Amount if either the Underlying or the Exchange Rate performs poorly over the term of the Securities. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount in the Securities.

♦Your investment will be exposed to both the performance of the Underlying and the performance of the Exchange Rate – Negative performance of the Underlying will have a negative effect on the return on your Securities. Additionally, negative performance of the Exchange Rate will have a negative effect on the return on your Securities, regardless of the performance of the Underlying.  Therefore, even if the Underlying appreciates over the term of the Securities, any negative performance by the Exchange Rate will offset, in part or in whole, the effect of the appreciation of the Underlying, potentially resulting in a loss of some or all of your investment. Similarly, if the Underlying depreciates over the term of the Securities, even if the Final Level is greater than or equal to the Downside Threshold, any negative performance by the Exchange Rate will result in a loss of a significant portion or all of your investment. And if the Final Level is less than the Downside Threshold, any negative performance by the Exchange Rate will result in compounded losses, and you will lose some or all of your investment.

♦The payment at maturity will be calculated using the Adjusted Principal Amount, which will be based on changes in the Exchange Rate over the term of the Securities – While the Principal Amount is equal to $10 per Security, the payment at maturity will in all cases be calculated using the Adjusted Principal Amount, which will reflect the change in the Exchange Rate over the term of the Securities. Accordingly, if the Brazilian real weakens relative to the U.S. dollar over the term of the Securities (reflected as an increase in the Exchange Rate), the Adjusted Principal Amount will be less than $10 per Security, adversely affecting the return on your Securities. Even if the Underlying appreciates over the term of the Securities, you may lose some or all of your investment if the Brazilian real weakens relative to the U.S. dollar over the term of the Securities. Additionally, if the Underlying depreciates over the term of the Securities, you will lose some or all of your investment unless the Brazilian real strengthens relative to the U.S. dollar (reflected as a decrease in the Exchange Rate) by a sufficient amount over the term of the Securities.

♦The performance of the Underlier and the performance of the Exchange Rate may not be correlated with each other – Favorable changes in the level of the Underlier may be offset or more than offset by unfavorable changes in the Exchange Rate. Favorable changes in the Exchange Rate may be offset or more than offset by unfavorable changes in the Underlier. You may lose some or all of your investment based on either the performance of the Underlier of the performance of the Exchange Rate.

♦You may incur a loss on your investment if you sell your Securities prior to maturity – The Downside Threshold applies only to the performance of the Underlying and only on the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the performances of both the Underlying and the Exchange Rate are favorable at that time.

♦The Upside Gearing applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Underlying's return even if such return is positive, and even if the Exchange Rate has performed favorably as of that time. You can receive the full benefit of the Upside Gearing and the economic terms of the Securities from MSFL only if you hold your Securities to maturity.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

othe Exchange Rate and volatility of the Exchange Rate between the Brazilian real and the U.S. dollar,

othe value of the Underlying at any time,

othe volatility (frequency and magnitude of changes in value) of the Underlying,

odividend rates on the securities included in the Underlying,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the performance of the Brazilian real relative to the U.S. dollar, the Underlying, currency exchange rates or stock markets generally and which may affect the Final Exchange Rate and/or Final Level, othe time remaining until the Securities mature, and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of a debt component and a performance-based component linked to the Underlying, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying and the Exchange Rate. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the Brazilian real has weakened relative to the U.S. dollar at the time of sale, the value of the Underlying at the time of sale is at, below or moderately above its Initial Level, and especially if it is near or below the Downside Threshold, or if market interest rates rise. You cannot predict the future performance of the Underlying or the Exchange Rate based on the respective historical performance.

♦The amount payable on the Securities is not linked to the level of the Underlying at any time other than the Final Valuation Date – The Final Level will be based on the Closing Level of the Underlying on the Final Valuation Date, subject to postponement for non-Index Business Days and certain Market Disruption Events. Even if the level of the Underlying appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Underlying prior to such drop. Likewise, the Final Exchange Rate will be the Exchange Rate on the Final Valuation Date. Even if the Exchange Rate improves prior to the Final Valuation Date but then worsens by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the Exchange Rate prior to such unfavorable movement. Although the actual level of the Underlying and the actual Exchange Rate on the stated Maturity Date or at other times during the term of the Securities may be more favorable than the Final Level and Final Exchange Rate, respectively, the Payment at Maturity will be based solely on the Closing Level of the Underlying on the Final Valuation Date, as compared to the Initial Level, and on the Final Exchange Rate, as compared to the Initial Exchange Rate.

♦Investing in the Securities is not equivalent to investing in the Underlying, the stocks composing the Underlying or the Brazilian real – Investing in the Securities is not equivalent to investing in the Underlying, the stocks that constitute the Underlying or the performance of the Brazilian real relative to the U.S. dollar. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying. Additionally, the Underlying is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Underlying, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying and the Exchange Rate, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities – One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities, including trading in the constituent stocks of the Underlying, in futures or options contracts on the Underlying, the Exchange Rate or the constituent stocks of the Underlying, as well as in other instruments related to the Underlying or the Exchange Rate. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the constituent stocks of the Underlying, in futures or options contracts on the constituent stocks of the Underlying or on the Exchange Rate, as well as in other instruments related to the Underlying or the Brazilian real, on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Exchange Rate or the Initial Level of the Underlying, and, therefore, could increase the level at or above which the Underlying must close and the price at or below which the Exchange Rate must be on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Level of the Underlying or the Final Exchange Rate of the Brazilian real on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦Potential conflict of interest – As Calculation Agent, MS & Co. will determine the Initial Level, the Initial Exchange Rate, the Downside Threshold, the Upside Gearing, the Final Level, the Final Exchange Rate and whether any Market Disruption Event or Price Materiality Event has occurred and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Underlying or calculation of the Final Level in the event of a discontinuance of the Underlying or a Market Disruption Event, or with respect to the calculation of the Exchange Rate in the event of a discontinuance of reporting of the Brazilian real’s exchange rate. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Exchange Rate,” “—Postponement of Final Valuation Date and Maturity Date,” “—Discontinuance of the Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” below. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying and the Exchange Rate to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the Securities are uncertain – Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying

♦The Securities are subject to risks associated with investments in securities linked to the value of foreign equity securities — The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. The equity securities included in the Underlying are traded in foreign currencies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

♦The probability that the Final Level will be less than the Downside Threshold will depend on the volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying.  Higher expected volatility with respect to the Underlying as of the Trade Date generally indicates a greater chance as of that date that the Final Level will be less than the Downside Threshold, which may result in a loss of some or all of your investment at maturity, subject to adjustment based on the performance of the Brazilian real relative to the U.S. dollar from the Trade Date to the Final Valuation Date.  However, the Underlying’s volatility can change significantly over the term of the Securities.  The level of the Underlying could fall sharply, which may result in a significant loss of principal.  You should be willing to accept the downside market risk of the Underlying and the potential loss of some or all of your investment at maturity.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying and could negatively affect your return on the Securities – Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the Underlying and, therefore, your return on the Securities.

♦Adjustments to the Underlying could adversely affect the value of the Securities – The Underlying Publisher of the Underlying is responsible for calculating and maintaining the Underlying. The Underlying Publisher may add, delete or substitute the stocks constituting the Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting the Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Underlying Publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the Underlying and, consequently, the value of the Securities.

Risks Relating to the Brazilian Real

♦The Securities are subject to currency exchange risk – Holders of the Securities will be exposed to currency exchange rate risk with respect to the performance of the Brazilian real relative to the U.S. dollar. The value of the Brazilian real or the U.S. dollar is at any moment a result of the supply and demand for that currency. An investor’s net exposure to currency exchange risk will depend on the extent to which the Brazilian real strengthens or weakens against the U.S. dollar. If the Brazilian Real strengthens against the U.S. dollar, the value of the Securities will be adversely affected and the Payment at Maturity of the Securities may be reduced. Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in Brazil and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the Brazilian government, the United States and other countries important to international trade and finance.

The Exchange Rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions. The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil. From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars as well as to regulate the flow of the Brazilian real into and out of the country.

Since then, the Exchange Rate has fluctuated considerably. In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since largely leveled off. The Brazilian real is not freely convertible into foreign currencies. While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions. In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility, including the imposition of a “financial transactions” tax from 2009-2013 in order to limit capital inflows and a concomitant rise in the currency. Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, capital flows in and out of the country, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

♦The Securities are subject to emerging markets risk – Holders of the Securities will be exposed to emerging markets risk with respect to Brazil. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates.

♦Governmental intervention could negatively affect your return on the Securities – Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including the U. S. and Brazil, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, against the Brazilian government could adversely affect the value of the Brazilian real relative to the U.S. dollar. Thus, the return on your investment in the Securities at maturity and, consequently, the value of the Securities could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

♦Currency exchange risks can be expected to heighten in periods of financial turmoil – In periods of financial turmoil, capital can move quickly out of regions that are perceived to be particularly vulnerable to the effects of a crisis with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions may affect currency exchange rates globally and, in particular, the value of the Brazilian real relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the return on your investment in the Securities at maturity and, consequently, the value of the Securities.

♦Suspension or disruptions of market trading in the Brazilian real may adversely affect the value of the Securities – The currency markets may be subject to temporary distortions or disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. These circumstances could adversely affect the performance of the Brazilian real relative to the U.S. dollar and, therefore, the return on your investment in the Securities at maturity and the value of the Securities.

Scenario Analysis and Examples at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this document.

The below scenario analyses and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Underlying relative to the Initial Level or the changes in the Exchange Rate. We cannot predict the Final Level or the Final Exchange Rate on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying or the Exchange Rate. A higher Exchange Rate reflects a depreciation of the Brazilian real relative to the U.S. dollar, and a lower Exchange Rate reflects an appreciation of the Brazilian real relative to the U.S. dollar. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the Securities, based on the following terms:

Investment term:	5 years
Hypothetical Initial Level:	2,800
Hypothetical Downside Threshold:	2,100 (75% of the hypothetical Initial Level)
Upside Gearing:	4.40
Hypothetical Initial Exchange Rate:	5.5

Example 1— The level of the Underlying increases from an Initial Level of 2,800 to a Final Level of 3,080, and the Final Exchange Rate is equal to the Initial Exchange Rate.

Underlying Return = (3,080 – 2,800) / 2,800 = 10.00%

Adjusted Principal Amount = $10 × (5.5 / 5.5) = $10

Payment at Maturity = $10 + [$10 × (10.00% × 4.40)]

Payment at Maturity = $10 + $4.40 = $14.40

Because the Underlying Return is equal to 10.00% and the Final Exchange Rate is equal to the Initial Exchange Rate, the Payment at Maturity is equal to $14.40 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 44.00%.

Example 2— The level of the Underlying increases from an Initial Level of 2,800 to a Final Level of 3,080, and the Final Exchange Rate is 8.5.

Underlying Return = (3,080 – 2,800) / 2,800 = 10.00%

Adjusted Principal Amount = $10 × (5.5 / 8.5) = $6.47

Payment at Maturity = $6.47 + [$6.47 × (10.00% × 4.40)]

Payment at Maturity = $6.47 + $2.85 = $9.32

Because the Underlying Return is equal to 10.00% and the Final Exchange Rate is 8.5 (meaning that the Brazilian real has depreciated relative to the U.S. dollar) the Payment at Maturity is equal to $9.32 per $10.00 Principal Amount of Securities, resulting in an overall loss on the Securities of 6.80%. In this Example, even though the Underlying has appreciated, the depreciation of the Brazilian real relative to the U.S. dollar more than offsets the appreciation of the Underlying, resulting in a loss.

Example 3— The level of the Underlying increases from an Initial Level of 2,800 to a Final Level of 3,080, and the Final Exchange Rate is 4.4.

Underlying Return = (3,080 – 2,800) / 2,800 = 10.00%

Adjusted Principal Amount = $10 × (5.5 / 4.4) = $12.50

Payment at Maturity = $12.50 + [$12.50 × (10.00% × 4.40)]

Payment at Maturity = $12.50 + $5.50 = $18.00

Because the Underlying Return is equal to 10.00% and the Final Exchange Rate is 4.4 (meaning the Brazilian real has appreciated relative to the U.S. dollar), the Payment at Maturity is equal to $18.00 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 80.00%.

Example 4— The level of the Underlying decreases from an Initial Level of 2,800 to a Final Level of 2,520, and the Final Exchange Rate is equal to the Initial Exchange Rate.

Underlying Return = (2,520 – 2,800) / 2,800 = -10.00%

Adjusted Principal Amount = $10 × (5.5 / 5.5) = $10

Payment at Maturity = $10

Because the Underlying Return is less than zero, but the Final Level is greater than or equal to the Downside Threshold, the Payment at Maturity equals the Adjusted Principal Amount. Because the Final Exchange Rate is equal to the Initial Exchange Rate, the Payment at Maturity per Security is equal to $10.00 per Security, resulting in a zero percent return on the Securities.

Example 5— The level of the Underlying decreases from an Initial Level of 2,800 to a Final Level of 2,520, and the Final Exchange Rate is 7.5.

Underlying Return = (2,520 – 2,800) / 2,800 = -10.00%

Adjusted Principal Amount = $10 × (5.5 / 7.5) = $7.33

Payment at Maturity = $7.33

Because the Underlying Return is less than zero, but the Final Level is greater than or equal to the Downside Threshold, the Payment at Maturity equals the Adjusted Principal Amount. Because the Final Exchange Rate is 7.5 (meaning that the Brazilian real has depreciated relative to the U.S. dollar) the Payment at Maturity is equal to $7.33 per $10.00 Principal Amount of Securities, resulting in an overall loss on the Securities of 26.70%.

Example 6— The level of the Underlying decreases from an Initial Level of 2,800 to a Final Level of 2,520, and the Final Exchange Rate is 4.4.

Underlying Return = (2,520 – 2,800) / 2,800 = -10.00%

Adjusted Principal Amount = $10 × (5.5 / 4.4) = $12.50

Payment at Maturity = $12.50

Because the Underlying Return is less than zero, but the Final Level is greater than or equal to the Downside Threshold, the Payment at Maturity equals the Adjusted Principal Amount. Because the Final Exchange Rate is 4.4 (meaning the Brazilian real has appreciated relative to the U.S. dollar), MSFL will pay you a Payment at Maturity equal to $12.50 per $10.00 Principal Amount of Securities, resulting in a total return on the Securities of 25%.

Example 7— The level of the Underlying decreases from an Initial Level of 2,800 to a Final Level of 1,120, and the Final Exchange Rate is equal to the Initial Exchange Rate.

Underlying Return = (1,120 – 2,800) / 2,800 = -60.00%

Index Performance Factor = 1,120 / 2,800 = 40.00%

Adjusted Principal Amount = $10 × (5.5 / 5.5) = $10

Payment at Maturity = $10 × 40.00% = $4.00

Because the Underlying Return is less than zero, the Final Level is below the Downside Threshold on the Final Valuation Date and the Final Exchange Rate is equal to the Initial Exchange Rate, the Payment at Maturity is equal to $4.00 per $10.00 Principal Amount of Securities, resulting in an overall loss on the Securities of 60.00%.

Example 8— The level of the Underlying decreases from an Initial Level of 2,800 to a Final Level of 1,120, and the Final Exchange Rate is 7.5.

Underlying Return = (1,120 – 2,800) / 2,800 = -60.00%

Index Performance Factor = 1,120 / 2,800 = 40.00%

Adjusted Principal Amount = $10 × (5.5 / 7.5) = $7.33

Payment at Maturity = $7.33 × 40.00%

Payment at Maturity = $2.93

Because the Underlying Return is less than zero, the Final Level is below the Downside Threshold on the Final Valuation Date and the Final Exchange Rate is 7.5 (meaning that the Brazilian real has depreciated relative to the U.S. dollar), the Payment at Maturity is equal to $2.93 per $10.00 Principal Amount of Securities, resulting in an overall loss on the Securities of 70.70%. In this Example, the depreciation of the Brazilian real relative to the U.S. dollar is compounded by the depreciation of the Underlying, resulting in a significant loss on the Securities.

Example 9— The level of the Underlying decreases from an Initial Level of 2,800 to a Final Level of 1,120, and the Final Exchange Rate is 4.4.

Underlying Return = (1,120 – 2,800) / 2,800 = -60.00%

Index Performance Factor = 1,120 / 2,800 = 40.00%

Adjusted Principal Amount = $10 × (5.5 / 4.4) = $12.50

Payment at Maturity = $12.50 × 40.00%

Payment at Maturity = $5.00

Because the Underlying Return is less than zero, the Final Level is below the Downside Threshold on the Final Valuation Date and the Final Exchange Rate is 4.4 (meaning that the Brazilian real appreciated relative to the U.S. dollar), the Payment at Maturity is equal to $5.00 per $10.00 Principal Amount of Securities, resulting in an overall loss on the Securities of 50.00%.

What are the tax consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

♦purchase the Securities in the original offering; and

♦hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

♦certain financial institutions;

♦insurance companies;

♦dealers and certain traders in securities or commodities;

♦investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

♦U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

♦partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

♦regulated investment companies;

♦real estate investment trusts; or

♦tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the Securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦a citizen or individual resident of the United States;

♦a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

♦an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Subject to the discussion above regarding the possible application of Section 1297 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

♦an individual who is classified as a nonresident alien;

♦a foreign corporation; or

♦a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

♦a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

♦certain former citizens or residents of the United States; or

♦a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

♦the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

♦the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

♦the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

♦the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions regarding Sections 871(m) and 897 of the Code and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a

Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Tokyo Stock Price Index

The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPX Market Innovation & Research, Inc. (“JPXI”). The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting was gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Tokyo Stock Price Index for each quarter in the period from January 1, 2020 through July 24, 2025. The Closing Level of the Tokyo Stock Price Index on July 24, 2025 was 2,977.55. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Tokyo Stock Price Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Tokyo Stock Price Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2020	3/31/2020	1,744.16	1,236.34	1,403.04
4/1/2020	6/30/2020	1,630.72	1,325.13	1,558.77
7/1/2020	9/30/2020	1,661.93	1,496.06	1,625.49
10/1/2020	12/31/2020	1,819.18	1,579.33	1,804.68
1/1/2021	3/31/2021	2,012.21	1,791.22	1,954.00
4/1/2021	6/30/2021	1,983.54	1,849.04	1,943.57
7/1/2021	9/30/2021	2,118.87	1,880.68	2,030.16
10/1/2021	12/31/2021	2,055.56	1,926.37	1,992.33
1/1/2022	3/31/2022	2,039.27	1,758.89	1,946.40
4/1/2022	6/30/2022	1,969.98	1,818.94	1,870.82
7/1/2022	9/30/2022	2,006.99	1,835.94	1,835.94
10/1/2022	12/31/2022	2,018.80	1,835.94	1,891.71
1/1/2023	3/31/2023	2,071.09	1,868.15	2,003.50
4/1/2023	6/30/2023	2,300.36	1,961.28	2,288.60
7/1/2023	9/30/2023	2,430.30	2,221.48	2,323.39
10/1/2023	12/31/2023	2,391.05	2,218.89	2,366.39
1/1/2024	3/31/2024	2,813.22	2,366.39	2,768.62
4/1/2024	6/30/2024	2,809.63	2,626.32	2,809.63
7/1/2024	9/30/2024	2,929.17	2,227.15	2,645.94
10/1/2024	12/31/2024	2,801.68	2,618.32	2,784.92
1/1/2025	3/31/2025	2,815.47	2,658.73	2,658.73
4/1/2025	6/30/2025	2,852.84	2,288.66	2,852.84
7/1/2025	7/24/2025*	2,977.55	2,811.72	2,977.55

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Tokyo Stock Price Index from January 1, 2008 through July 24, 2025, based on information from Bloomberg. Past performance of the Tokyo Stock Price Index is not indicative of the future performance of the Tokyo Stock Price Index.

Exchange Rate Historical Information

The following table sets forth the published high and low daily Exchange Rates, as well as the end-of-quarter Exchange Rates, of the Brazilian real relative to the U.S. dollar for each quarter in the period from January 1, 2020 through July 24, 2025. The Exchange Rate of the Brazilian real relative to the U.S. dollar (expressed as the number of Brazilian reais per 1 U.S. dollar) on July 24, 2025 was 5.5239. A higher Exchange Rate reflects a depreciation of the Brazilian real relative to the U.S. dollar, and a lower Exchange Rate reflects an appreciation of the Brazilian real relative to the U.S. dollar. We obtained the information in the table below from the Reference Source, without independent verification. The historical Exchange Rates of the Brazilian real relative to the U.S. dollar should not be taken as an indication of future performance, and no assurance can be given as to the Exchange Rate of the Brazilian real relative to the U.S. dollar on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2020	3/31/2020	5.1987	4.0213	5.1987
4/1/2020	6/30/2020	5.9372	4.8894	5.4760
7/1/2020	9/30/2020	5.6528	5.1111	5.6407
10/1/2020	12/31/2020	5.7803	5.0578	5.1967
1/1/2021	3/31/2021	5.8397	5.1626	5.6973
4/1/2021	6/30/2021	5.7064	4.9206	5.0022
7/1/2021	9/30/2021	5.4394	5.0055	5.4394
10/1/2021	12/31/2021	5.7372	5.3911	5.5805
1/1/2022	3/31/2022	5.7042	4.7378	4.7378
4/1/2022	6/30/2022	5.2380	4.6175	5.2380
7/1/2022	9/30/2022	5.4750	5.0428	5.4066
10/1/2022	12/31/2022	5.4655	5.0360	5.2177
1/1/2023	3/31/2023	5.4459	4.9901	5.0804
4/1/2023	6/30/2023	5.0959	4.7698	4.8192
7/1/2023	9/30/2023	5.0475	4.7202	5.0076
10/1/2023	12/31/2023	5.1918	4.8306	4.8413
1/1/2024	3/31/2024	5.0352	4.8543	4.9962
4/1/2024	6/30/2024	5.5589	5.0080	5.5589
7/1/2024	9/30/2024	5.7646	5.3967	5.4481
10/1/2024	12/31/2024	6.1991	5.4305	6.1923
1/1/2025	3/31/2025	6.2086	5.6628	5.7422
4/1/2025	6/30/2025	6.0605	5.4571	5.4571
7/1/2025	7/24/2025*	5.5737	5.4090	5.5239

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the Exchange Rate of the Brazilian real relative to the U.S. dollar from January 1, 2008 through July 24, 2025, based on information from Bloomberg. A higher Exchange Rate reflects a depreciation of the Brazilian real relative to the U.S. dollar, and a lower Exchange Rate reflects an appreciation of the Brazilian real relative to the U.S. dollar. Past Exchange Rates of the Brazilian real relative to the U.S. dollar are not indicative of the future Exchange Rate of the Brazilian real relative to the U.S. dollar.

Additional Terms of the Securities

If the terms contained in this pricing supplement differ from those contained in the prospectus supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this pricing supplement below:

♦“Closing Level” means, on any Index Business Day for the Underlying, the closing value of the Underlying, or any Successor Underlying (as defined under “—Discontinuance of the Underlying; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the Underlying Publisher. In certain circumstances, the Closing Level will be based on the alternate calculation of the Underlying as described under “—Discontinuance of the Underlying; Alteration of Method of Calculation.”

♦“Underlying Publisher” means JPX Market Innovation & Research, Inc. or any successor thereto.

♦“Index Business Day” means a day, for the Underlying, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Underlying, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

♦“Market Disruption Event” means:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Underlying (or the Successor Underlying (as defined below under “—Discontinuance of the Underlying; Alteration of Method of Calculation”)) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange, or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the Underlying (or the Successor Underlying) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Underlying (or the Successor Underlying) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying shall be based on a comparison of (x) the portion of the value of the Underlying attributable to that security relative to (y) the overall value of the Underlying, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Underlying by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

♦“Relevant Exchange” means, with respect to the Underlying, the primary exchange(s) or market(s) of trading for (i) any security then included in the Underlying, or any Successor Underlying, and (ii) any futures or options contracts related to the Underlying or to any security then included in the Underlying.

♦“Exchange Rate” means, the rate for conversion of the Brazilian real to U.S. dollars (expressed as the number of units of Brazilian reais per one U.S. dollar), for settlement in two Currency Business Days, as determined by reference to the rate displayed on the Reference Source on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reference Source for such day, (ii) such day is an Unscheduled Holiday with respect to the Brazilian real, or (iii) the

Calculation Agent determines in good faith that the rate so displayed on the Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of Brazilian reais into U.S. dollars determined by the reference dealers in the underlying market for Brazilian reais, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Brazilian real determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate shall be the exchange rate as determined by the Calculation Agent in good faith on such day, taking into account any information deemed relevant by the Calculation Agent; provided yet further that if a Price Materiality Event occurs, the exchange rate for Brazilian real shall be the rate as determined in the definition of “Price Materiality Event” below. Quotations of the Calculation Agent or any of its affiliates may be included in the calculation of any mean but only to the extent that any such bid is the highest of the quotes obtained.

♦“Reference Source“ means, with respect to the Brazilian real, PTAX fixing published by Banco Central do Brasil, BBG symbol BZLABZLA Index, by approximately 1:15 p.m., Sao Paulo time.

♦“Currency Business Day” means any day, with respect to the Brazilian real, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in New York City.

♦“Price Materiality Event” means, with respect to the Brazilian real, that (i) the exchange rate as displayed on the Reference Source for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the Exchange Rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such Exchange Rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Final Valuation Date will be the Brazilian reference dealers’ rate. If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in the definition of “Exchange Rate” above.

♦“Unscheduled Holiday” means, with respect to the Brazilian real, a day that is not a Currency Business Day and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of the Brazilian real on the date that is two Business Days prior to the Final Valuation Date for the Brazilian real.

Postponement of Final Valuation Date and Maturity Date

If the scheduled Final Valuation Date is not an Index Business Day or if a Market Disruption Event with respect to the Underlying occurs on such date, the Closing Level for such date will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event shall have occurred; provided that the Closing Level with respect to the Final Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Level of the Underlying on such date in accordance with the formula for calculating such Underlying last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Underlying.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying; Alteration of Method of Calculation

If the Underlying Publisher of the Underlying discontinues publication of the Underlying and the Underlying Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying (such index being referred to herein as a “Successor Underlying”), then any subsequent Closing Level of the Underlying will be determined by reference to the published value of such Successor Underlying at the regular weekday close of trading on any Index Business Day that the Closing Level is to be determined, and, to the extent the Closing Level of the Successor Underlying differs from the Closing Level of the Underlying at the time of such substitution, proportionate adjustments will be made by the Calculation Agent to the Initial Level and Downside Threshold.

Upon any selection by the Calculation Agent of a Successor Underlying, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the Underlying Publisher discontinues publication of the Underlying prior to, and such discontinuance is continuing on, the Final Valuation Date and the Calculation Agent determines, in its sole discretion, that no Successor Underlying is available at such time, then the Calculation Agent will determine the Closing Level of the Underlying for such date. The Closing Level of the Underlying will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Underlying last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on the Final Valuation Date of each security most recently constituting the Underlying without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying or Successor Underlying, or the value thereof, is changed in a material respect, or if the Underlying or Successor Underlying is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying or Successor Underlying, as the case may be, as if such changes or modifications had not been made, and the

Calculation Agent will calculate the Closing Level with reference to the Underlying or Successor Underlying, as adjusted. Accordingly, if the method of calculating the Underlying or Successor Underlying is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying or Successor Underlying as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Level, the Final Level, the Underlying Return, the Initial Exchange Rate, the Final Exchange Rate and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “—Discontinuance of the Underlying; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Valuation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Underlying, in futures or options contracts on the Underlying, the Exchange Rate or the constituent stocks of the Underlying, as well as in other instruments related to the Underlying or the Exchange Rate that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Level of the Underlying, and, therefore, could increase the level at or above which the Underlying must close and the price at or below which the Exchange Rate must be on the Final Valuation Date so that you do not suffer a loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the constituent stocks of the Underlying, futures or options contracts on the Underlying, the Exchange Rate or the constituent stocks of the Underlying, as well as other instruments related to the Underlying or the Exchange Rate that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the level of the Underlying, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.35 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the constituent stocks of the Underlying or instruments relating to the Exchange Rate in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.